Exhibit 99.1

EQUATOR

BEVERAGE COMPANY

QUARTERLY REPORT
Q3 2026

EQUATOR BEVERAGE COMPANY

Condensed Statements of Operations (Unaudited)

For the Three Months Ended September 30

	2026	2025
Revenue	$1,504,371	$1,184,589
Cost of Sales	757,650	607,191
Gross Profit	746,721	577,398

Operating Expenses
Selling, general, and administrative	502,919	625,780
Total Operating Expenses	$502,919	$625,780
Income from Operations	$243,802	$(48,382)
Interest Expense	(2,864)	(9,760)
Other Income	-	-
Income Before Provision for Income Taxes	$240,938	$(58,142)
Income Tax Benefit (Expense)	(84,161)	(2,861)
Net Income	$156,777	$(61,003)
Net Income Per Common Share, Basic and Diluted	$0.02	$(0.01)
Weighted-Average Common Shares Outstanding, Basic and Diluted	9,361,289	9,079,645

EQUATOR BEVERAGE COMPANY

Condensed Statements of Operations (Unaudited)

For the Nine Months Ended September 30

	2026	2025
Revenue	$3,725,308	$3,104,914
Cost of Sales	1,772,276	1,733,885
Gross Profit	$1,953,032	$1,371,029

Operating Expenses
Selling, general, and administrative	1,396,221	1,166,003
Total Operating Expenses	1,396,221	1,166,003
Income from Operations	$556,811	$205,026
Interest Expense	(14,191)	(21,732)
Other Income	117,264	-
Income Before Provision for Income Taxes	$659,884	$183,294
Income Tax Benefit (Expense)	672,707	(7,207)
Net Income	$1,332,591	$176,087
Net Income Per Common Share, Basic and Diluted	$0.14	$0.02
Weighted-Average Common Shares Outstanding, Basic and Diluted	9,456,919	9,099,318

EQUATOR BEVERAGE COMPANY

Condensed Balance Sheets (Unaudited)

As of September 30, 2026 and December 31, 2025

	Sept 30,	Dec 31,
	2026	2025
Assets
Current Assets
Cash	$147,908	$219,457
Accounts and other receivables	442,652	349,822
Inventory	683,981	508,301
Supplier deposits	239,990	52,329
Prepaid expenses	43,546	61,137
Total Current Assets	$1,558,077	$1,191,046
Noncurrent Assets
Deferred tax assets, net	$681,836	-
Total Noncurrent Assets	$681,836	$-
Total Assets	$2,239,913	$1,191,046
Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$220,883	$295,073
Related party loans	-	340,000
Total Current Liabilities	220,883	635,073
Total Liabilities	$220,883	$635,073
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.001 par value; 10,000,000 shares authorized; 9,569,655 and 9,380,260 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	9,570	9,381
Additional paid-in capital	25,238,038	25,107,762
Accumulated deficit	(23,228,578)	(24,561,170)
Total Stockholders’ Equity	2,019,030	555,973
Total Liabilities and Stockholders’ Equity	$2,239,913	$1,191,046